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                                                                   Exhibit 10(o)

                                               February 1, 1996


Mr.  Richard J. Almeida


Dear Dick:

     The following is a Letter Agreement detailing the terms and conditions of your employment as Chief Executive Officer of Heller International Corporation.

                                LETTER AGREEMENT
                                ----------------

Heller International Corporation (hereinafter sometimes referred to as the "Company" or "Heller") agrees to employ you as Chairman of its Board of Directors and its Chief Executive Officer effective as of November 13, 1995, and you agree to accept such employment under the terms and conditions provided in this Letter Agreement. In this capacity, you shall have the usual powers and duties vested in the office of the Chairman of the Board of Directors and Chief Executive Officer of a corporation of the size, stature, and nature of the Company. Consistent with and subject to the ultimate authority which reposes in the Board of Directors of the Company, you will have full authority over and the responsibility for overall policy making and for the day-to-day operations of the Company. In addition to the foregoing authorities and responsibilities, you also may be given additional authority and/or responsibility as deemed appropriate by the Board of Directors of the Company.

The terms and conditions of your employment are specified below:

1. Your employment, pursuant to this Letter Agreement, shall commence on November 13, 1995 (the "Effective Date"), and shall terminate on December 31, 1997, unless earlier terminated pursuant to Paragraph 8. In the event that the Company shall desire to extend the terms of this Letter Agreement beyond December 31, 1997 it shall use its best efforts to provide you written notice evidencing such intention at least six months prior to December 31, 1997 (the period commencing on the Effective Date and ending on December 31, 1997 or such later date to which the term shall have been extended shall be hereinafter referred to as the "Employment Term")). Your base salary for the period from November 13, 1995 through December 31, 1996 shall be $475,000 on an annualized basis. Following such period, your salary shall be reviewed and may be increased, but in no event shall be lower than $475,000 on an annualized basis. Except

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Mr. Almeida
February 1, 1996
Page 2


     as provided in Paragraph 8 of this Letter Agreement, your salary will not be reduced below the levels stated in this Paragraph during the term of this Letter Agreement.

2. Except as may otherwise be approved in advance by the Chairman of the Executive Committee of the Company and except for services as an Outside Director approved in advance by the Chairman of the Executive Committee of the Company, during the Employment Term, you will devote your full business time, attention and best efforts to the performance of your duties under this Letter Agreement.

3. Assuming continued employment for the 1996 and 1997 plan years, you will be a participant in the Management Incentive Plan or whatever other incentive plan is established in place of the Management Incentive Plan for the calendar years 1996 and 1997 at a target bonus of 60% of salary, and your Management Incentive Plan bonus from the Management Incentive Plan or its successor plan will be no less than $125,000 per year regardless of the achievement of objectives; provided, however, that through December 31, 1995, you will continue to participate in the Management Incentive Plan under the terms applicable to you, as in effect immediately prior to the Effective Date. In calculating your bonus under this plan, five measurements will be used: three financial measurements -- Net Income, Return on Assets, and the Ratio of Non-Earning Assets, weighted 50%, 10% and 20%, respectively; and two non-financial measurements, "quality of assets", as determined by the Chairman of the Executive Committee of the Company and "contribution to Fuji Group" as determined by the Chairman of the Executive Committee each with a 10% weight will be used for the year 1996. The Company and you will agree to the specific target numbers for the three financial measurements for 1996 and 1997 as soon as practicable, but no later than March 4 of each such year.

4. Assuming continued employment, you will continue to be a participant in the Long Term Incentive Plan for the 1994-1996 plan cycle, provided, however, that through December 31, 1995 your participation in such plan will be under the terms applicable to you immediately prior to the Effective Date. Beginning on January 1, 1996 and throughout the remainder of the Employment Term, your annual target bonus under this plan will be 50% of your salary. In calculating your bonus under this plan for these years, five measurements will be used: three financial measurements -- Net Income, Return on Assets and the Ratio of Non-Earning Assets, weighted 50%, 10% and 20%, respectively; and two non-financial measurements -- "quality of assets", as determined by the Chairman of the Executive Committee of the Company, and

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Mr. Almeida
February 1, 1996
Page 3


     "contribution to Fuji group", as determined by the Chairman of the Executive Committee, each with a 10% weight. Specific target numbers for financial measurements for each year during the Employment Term will be set using the 1995-1997 mid-range plan numbers. Such target numbers will be communicated to you under a separate letter which will be sent to you shortly. Assuming continued employment throughout the Employment Term, you are guaranteed a payment for each plan year of no less than $100,000. You will also be eligible to participate in any successor long term incentive plans of the Company for the period that you are employed by the Company under this Letter Agreement upon terms no less favorable than those provided above.

5. Except as it relates to pension vesting credit all obligations under your prior Letter Agreement with the Company dated July 31, 1987 are satisfied, and the prior Letter Agreement is superseded by this Letter Agreement.

6. You will continue so long as you are employed by the Company to be eligible for the executive perquisites outlined in the Company's policies. Your annual allowance for financial counseling, tax and financial legal assistance will be $8,000. In addition, on a one-time basis, your allowance for expenses associated with the legal review of this Letter Agreement will be up to $2,000. Costs including, but not limited to, normal monthly dues and special assessments relating to your membership in a suitable country club or tennis club of your choosing will be borne by the Company.

7. You will continue to be covered under all Heller health, welfare, and pension programs including the "excess IRS" supplemental coverage to which you are now entitled. You will continue to receive credit for vesting purposes under the Company's Retirement Plan for your years of service with Citicorp. You will also receive a supplemental pension under the "Supplemental Executive Retirement Plan" which, together with the benefits you are entitled to receive under the Company's retirement plan, provides you with a benefit equivalent to the amount you would have received under the Company's retirement plan without regard to the annual retirement benefit limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code, as amended from time to time.

8. (a) Your employment will terminate hereunder in the event of your death or "permanent disability" (as defined below) during the term of this Letter Agreement. In the event of such termination, the Company shall pay to you or your legal representatives (as applicable) all amounts and benefits which have
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Mr. Almeida
February 1, 1996
Page 4

          accrued through the date of such termination but which have not been paid out, including, but not limited to, amounts accrued as of the date of such termination under the Management Incentive Plan and the Long Term Incentive Plan. In the event of a termination of your employment pursuant to this subparagraph (a) in the midst of a plan year, payments will be based upon performance for the entire year, prorated based upon days to the date of termination (but in no event less than a similarly prorated portion of your minimum guarantee). Such amounts shall be paid in a lump sum to you or to your estate or beneficiary (as applicable) within 45 days of the end of the year of such termination. For purposes of this Letter Agreement "permanent disability" shall mean a "total disability" (as such term is defined in the Company's Long-Term Disability Plan) which total disability shall exist for any continuous period of 180 days. Termination of your employment hereunder pursuant to this subparagraph (a) shall be deemed to occur on the date of your death or on a date specified by the Company in a written notice to you stating that the Company has determined (pursuant to the terms of the Long-Term Disability Plan) that you have become permanently disabled.

     (b) Your employment may be terminated at any time by either you or the Company, upon a date specified in a written notice of such termination given to the other. If (1) your employment is terminated by the Company at its election for any reason other than for "cause", as defined in subparagraph (c) below, or (2) your employment is terminated by you at your election because there has been a significant diminution of your assigned duties and responsibilities including, without limitation, any removal of your titles as either Chairman of the Board or Chief Executive Officer or any material diminution of the powers associated with either of such positions provided that in the case of a termination by you pursuant to this clause (2) you have delivered written notice to the Company specifying the diminution in your assigned duties which you believe justifies such termination and the Company shall have failed to reverse the same or to take all reasonable steps to that end within 30 days of its receipt of such notice, then the Company will pay you severance benefits consisting of all of the following:

          (i) Amounts equal to your salary in effect at the time of your termination through the later of (x) December 31, 1997 or (y) the date fifteen months from the date of such termination.

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Mr. Almeida
February 1, 1996
Page 5

          (ii) For the year in which your employment is terminated, you will receive a Management Incentive Plan bonus calculated as of the end of the Plan year, based upon performance for the entire year, prorated based upon days to the date of termination (but in no event less than a similarly prorated portion of your minimum guarantee). Such bonus shall be paid in a lump sum within 45 days of the end of the year of such termination. If termination occurs prior to December 31 of any year, you will not be eligible for an Annual Incentive Plan bonus for any subsequent year.

          (iii) For the year in which your employment is terminated, you will receive bonuses under the Long Term Incentive Plan or any successor thereto in which you participate at the time based on your termination date, calculated as of the end of the plan years, based upon performance for the entire year, prorated based upon days to the date of termination (but in no event less than a similarly prorated portion of your minimum guarantee). Such bonus shall be paid in a lump sum within 45 days of the end of the year of such termination. If termination occurs prior to December 31 of any year, you will not be eligible for a bonus under any long term incentive plan in which you participate at the time for any subsequent year.

          (iv) You will continue to be covered for all allowable health and welfare benefits through the later of (x) December 31, 1997 or
               (y) the date fifteen months from the date of such termination and you will receive a lump sum payment equivalent to the present value (as reasonably determined by the Company) of the additional benefit which you would have accrued under the Company's retirement plans had you continued to receive benefits thereunder from the date of termination through the last day of the benefit continuation period described in this clause (iv).

     (c) For purposes of this Letter Agreement, termination of your employment by the Company shall be deemed to have been for "cause" only

          (i) if such termination shall have been the result of fraud or criminal conduct on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

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Mr. Almeida
February 1, 1996
Page 6


          (ii) if there has been a material and willful breach on your part of your responsibilities or a willful failure to comply with reasonable directives or policies of the Company's Board of Directors; but, in each case, only if you shall have received written notice from the Company specifying the breach or failure to comply complained of, demanding that you remedy such breach or failure to comply and affording you an opportunity to be heard in connection therewith, and you either shall have failed to remedy such alleged breach or failed to comply within 30 days from your receipt of such written notice or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter.

     (d) (1) If your employment is terminated "for cause" as defined in subparagraph (c) above, you will immediately be deemed to have forfeited the right to receive any payment or benefits not paid prior to the date of such termination (other than accrued and unpaid salary and any prior year's Management Incentive Plan bonus earned but not yet paid) and coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans and all perquisites shall cease immediately.

          (2) If you terminate your employment hereunder for any reason other than that specified in clause 2 of subparagraph (b), you will
          immediately be deemed to have forfeited:   (i) the right to receive
          any payment under (A) the Management Incentive Plan (other than amounts due but not yet paid) and (B) any long term incentive plan in which you participate at the time (other than amounts due in accordance with the terms of such plan but not yet paid) , in each case as in effect at the date of any such termination; and (ii) salary under Paragraph 1 above and perquisites under Paragraph 6 above for any periods subsequent to the date of such termination; and (iii) coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans shall cease immediately.

     (e) In the event you and the Company do not reach a mutually acceptable agreement regarding your employment subsequent to December 31, 1997:
          (1) you will continue to receive all incentive compensation as provided for in this Letter Agreement until December 31, 1997, (2) you will receive amounts equal to your full salary at the then current rate until the later of (i) December 31, 1997 and (ii) the date fifteen months from the date the Company notifies you that it does not intend to extend your employment, and (3) you will receive all allowable health and welfare benefits until the later of (i) December 31, 1997 and (ii) the date fifteen months from the date the Company notifies you that it
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Mr. Almeida
February 1, 1996
Page 7


          does not intend to extend your employment and you will receive a lump sum payment equivalent to the present value (as reasonably determined by the Company) of the additional benefit which you would have accrued under the Company's retirement plans had you continued to receive benefits thereunder from the date of termination through the last day of the benefit continuation period described in this subparagraph (e).

     (f) Notwithstanding any other term of this Agreement to the contrary, upon termination of your employment for any reason, (a) you shall in all events receive, when such amounts would otherwise be then due and owning, (i) all amounts accrued under the Executive Deferral Compensation Plan, (ii) all statutory rights to receive or purchase welfare benefits, (iii) reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the date of such termination, (iv) accrued vacation pay, (v) earned pension benefits in accordance with the applicable terms of the governing plans, and (vi) all vested monies in 401(k) or other defined contribution plans in accordance with the applicable terms of the governing plans; and (b) to the extent applicable law or the general terms of any defined contribution or benefit plan prohibits the provision of any benefit, the Company's obligation to provide such benefit shall cease.

9. With respect to any dispute or controversy arising under or in connection with this Letter Agreement, the parties agree that any such dispute shall be submitted to and determined by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding.

10. Except as specifically provided in Paragraphs 3 and 4 above, the terms of any of Heller's benefit plans and incentive plans referred to in this Letter Agreement may be changed by the Board of Directors or any of its committees and such changes shall not be deemed to be a breach of this Letter Agreement, except that (i) no such change shall adversely affect any benefit accrued by you at or prior to the date of such change and (ii) no such change shall reduce your health, welfare or pension benefits, unless such changes are applicable to all the Company's employees.

11. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of Illinois.

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Mr. Almeida
February 1, 1996
Page 8


     If you are in accord with the foregoing, please so indicate by countersigning and returning the enclosed copy of this letter.


                              Very truly yours,


                              HELLER INTERNATIONAL CORPORATION



                              By: /s/ Hajime Maeda
                                 ------------------------------------
                                 Hajime Maeda


Agreed:


/s/ Richard J. Almeida
------------------------------
Richard J.  Almeida